Friday, February 4, 2022 FOR IMMEDIATE RELEASE Washington Federal Bank Announces Completion of Conversion to Washington State Chartered Commercial Bank SEATTLE, WASHINGTON – Washington Federal Bank, the wholly owned subsidiary of Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), today announced the successful completion of its conversion from a national bank charter, supervised by the Office of the Comptroller of the Currency, to a Washington state chartered commercial bank. Going forward primary supervision of the bank will be by the Washington State Department of Financial Institutions and the Federal Deposit Insurance Corporation (“FDIC”). As part of this conversion, the legal name of the bank has been changed from “Washington Federal Bank, National Association” to “Washington Federal Bank”. The bank will continue to do business as WaFd Bank. Vice-Chairman, President and Chief Executive Officer Brent J. Beardall commented, "We are pleased to move forward as a commercial bank chartered here in the state of Washington, giving us the benefit of having our primary regulator nearby. We believe that a local regulator with a direct understanding of many of our communities will be a pro-active partner in supporting the economic vitality of those communities. Our history has taught us that a bank can and should be a force for good in its communities and deliver a reasonable return for its shareholders. Additionally, we expect moving to a state charter will save the bank approximately $500,000 of operating expenses per year. This change will not materially impact our daily activities of serving clients’ depository and credit needs.”

WaFd Bank is headquartered in Seattle, Washington, and has 219 branches in eight western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information about the Company. Important Cautionary Statements The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. The Company undertakes no obligation to update or revise any forward-looking statement. # # # Contact: Washington Federal, Inc. 425 Pike Street, Seattle, WA 98101 Brad Goode, SVP, Chief Marketing Officer 206-626-8178 brad.goode@wafd.com